Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 22, 2014 relating to the consolidated financial statements of Veritex Holdings, Inc. and Subsidiary, appearing in the Registration Statement of Veritex Holdings, Inc, on Form S-1, as amended (Registration No. 333-198484).

/s/ JonesBaggett LLP

Dallas, Texas
October 8, 2014